Ex. 6(b)

                         NEUBERGER & BERMAN INCOME TRUST
                             DISTRIBUTION AGREEMENT

                                   SCHEDULE A


The Series of Neuberger & Berman Income Trust currently subject to this Agreement is as follows:

Neuberger & Berman Limited Maturity Bond Trust




DATED:  March 2, 1998